Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Primis Financial Corp. on Form S-8 of our report dated April 29, 2025 on the consolidated financial statements of Primis Financial Corp. as of December 31, 2024, and our report dated the same date relative to the effectiveness of internal control over financial reporting appearing in the 2024 Form 10-K of Primis Financial Corp.

/s/ Crowe LLP
Crowe LLP

Fort Lauderdale, Florida

August 13, 2025